Vishay Announces Promotions for Two Executives

Malvern, PA – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced the promotion of two executives. Dieter Wunderlich will assume the position of Executive Vice President – Chief Operating Officer and Johan Vandoorn will assume the position of Executive Vice President – Chief Technical Officer, effective August 1, 2011.

Mr. Wunderlich, age 58, has served as Vishay’s Executive Vice President – Semiconductors since 2009. Mr. Wunderlich has held various positions of increasing responsibility since Vishay’s acquisition of Draloric Electronic GmbH in 1987. Mr. Wunderlich’s experience with Vishay includes worldwide or regional operations leadership roles within each of Vishay’s five current business reporting segments (Capacitors, Resistors, Diodes, Optoelectronic Components, and MOSFETs). Mr. Wunderlich had been employed by Draloric since 1975. Mr. Wunderlich graduated with a Masters degree (Dipl. Ing.) in Material Engineering from Georg Simon Ohm University of Applied Sciences in Nuremberg (Germany).

Mr. Vandoorn, age 54, has served as Vishay’s Executive Vice President – Passive Components since 2006, and will continue to serve in that role as well as be responsible for Vishay’s technical development and internal growth programs. Mr. Vandoorn has held various positions of increasing responsibility since Vishay’s acquisition of BCcomponents Holdings BV in 2002. Mr. Vandoorn had been Vice President – Global Operations of BCcomponents from 2000 until its acquisition by Vishay, and previously worked for Philips Components from 1980 until Philips sold the BCcomponents business to a private equity firm in 1998. Mr. Vandoorn holds a Masters degree (Ir.) in Electromechanical Engineering and a Masters of Business Administration degree in Business Economics from Ghent University (Belgium).

“I am pleased that Dieter and Johan are taking on these expanded roles,” said Dr. Gerald Paul, Vishay’s President and Chief Executive Officer. “The new organization structure outlines Vishay’s ambition to continue on our plan for long-term growth as outlined by our founder Dr. Felix Zandman, without jeopardizing the strong operational and financial position we have reached over the years.”

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and “one-stop shop” service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.